Exhibit 10.9.9

Form of Restricted Share Unit Agreement

For Non-U.S. Employees

Under the Teradata 2012 Stock Incentive Plan

You have been awarded a number of restricted share units (the “Share Units”) under the Teradata 2012 Stock Incentive Plan (the “Plan”), as described on the restricted share unit information page on the website of Teradata’s third party Plan administrator, subject to the terms and conditions of this Restricted Share Unit Agreement (this “Agreement”) and the Plan. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

1. The Share Units will become non-forfeitable (“Vested”) on the [second/third] anniversary of the Date of Grant (“Vesting Date”), provided that you are continuously employed by Teradata or any of its affiliate companies (referred to collectively herein as “Teradata”) until the Vesting Date.

2. If your employment with Teradata terminates prior to your Vesting Date due to (i) your death, or (ii) cessation of active employment by Teradata as a result of a disability for which you qualify for benefits under the Teradata Long-Term Disability Plan or another long-term disability plan sponsored by Teradata (“Disability”), then, upon such termination of employment, your Share Units will become fully Vested. If your employment with Teradata terminates prior to your Vesting Date due to your (a) Retirement, or (b) reduction-in-force, then, upon such termination of employment, a pro rata portion of the Share Units will become fully Vested. For purposes of this Agreement, “Retirement” means termination by you of employment (other than, if applicable to you, for Good Reason (as described below) following a Change in Control) at or after age 55 with the consent of the Compensation & Human Resource Committee of the Teradata Board of Directors (the “Committee”), unless otherwise provided for by mandatory local law provisions. The pro rata portion of the Share Units that will become fully Vested will be determined by multiplying the total number of the Share Units awarded pursuant to this Agreement by a fraction, the numerator of which is the number of full and partial months of employment that you completed after the date of grant of this award (the “Date of Grant”), and the denominator of which is the total number of months during the period beginning on the Date of Grant and ending on your Vesting Date.

Notwithstanding any provision in this Agreement to the contrary, in the event a Change in Control occurs and this restricted Share Unit award is not assumed, converted or replaced by the continuing entity, the Share Units shall become fully Vested immediately prior to the Change in Control. In the event of a Change in Control wherein this restricted Share Unit award is assumed, if your employment is terminated by Teradata other than for Cause or Disability during the 24 months following the Change in Control, the Share Units shall become fully Vested immediately upon your termination of employment. If you are a participant in the Teradata Change in Control Severance Plan, a Teradata Severance Policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control and you terminate your employment for Good Reason as so defined within 24 months following a Change in Control, the Share Units shall become fully Vested immediately upon your termination of employment.

3. Except as may be otherwise provided in this Section 3, when Vested, the Share Units will be paid to you within 30 days after the Vesting Date in Shares (such that one Share Unit equals one share of Teradata Common Stock) or, in Teradata’s sole discretion, in an amount of cash equal to the Fair Market Value of such number of Shares as of the Vesting Date (or such earlier date upon which the Share Units have become Vested pursuant to Section 2 of this Agreement), or a combination thereof.

To the extent that you are a U.S. taxpayer, the Share Units become Vested pursuant to Section 2 of this Agreement and your right to receive payment of Vested Share Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then payment of such Share Units shall be subject to the following rules: (i) the Share Units will be paid to you within 30 days after the earlier of (a) your “separation from service” within the meaning of Section 409A of the Code, or (b) the Vesting Date; (ii) notwithstanding the foregoing, if the Share Units become payable as a result of your “separation from service” within the meaning of Section 409A of the Code (other than as a result of death), and you are a “specified employee” as determined under Teradata’s policy for determining specified employees on the date of separation from service, the Share Units shall be paid on the first business day after the date that is six months following your “separation from service” within the meaning of Section 409A of the Code; and (iii) Teradata may, in its sole discretion and to the extent permitted by Treasury Regulation § 1.409A-3(j)(4)(ix)(B), terminate this Agreement and pay all outstanding Share Units to you within 30 days before or 12 months after a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of Teradata within the meaning of Section 409A of the Code.

4. By accepting this Award, unless disclosure is required or permitted by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family, or your financial consultant, provided such persons agree in advance to keep such information confidential and not disclose it to others. The Share Units will be forfeited if you violate the terms and conditions of this Section 4.

5. At all times before your Vesting Date, the Share Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by will or by the laws of descent and distribution upon your death. As soon as practicable after your Vesting Date, if Share Units are to be paid in the form of Shares, Teradata will instruct its Transfer Agent and/or its third party Plan administrator to record on your account the number of Shares underlying the number of Share Units and such Shares will be freely transferable.

6. Any cash dividends declared before your Vesting Date on the Shares underlying the Share Units shall not be paid currently, but shall be converted into additional Share Units. Any Share Units resulting from such conversion (the “Dividend Units”) will be considered Share Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein. As of each date that Teradata would otherwise pay the declared dividend on the Shares underlying the Share Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section 6, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Share Units but not paid on the Dividend Payment Date by the Fair Market Value of Teradata’s Common Stock on the Dividend Payment Date.

7. Regardless of any action Teradata or your employer who is a Teradata affiliate (the “Employer”) takes with respect to any or all income tax, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by Teradata or the Employer to be an appropriate charge to you even if technically due by Teradata or the Employer (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Teradata or the Employer. You also agree that you solely are responsible for filing all relevant documentation that may be required of you in relation to this Award or any Tax-Related Items, such as but not limited to personal income tax returns or reporting statements in relation to the grant or vesting of this Award or the subsequent sale of Shares acquired pursuant to such Award and the receipt of any dividends or Dividend Units. You further acknowledge that Teradata and/or the Employer: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Share Unit grant, including the grant, vesting or settlement of the Share Units, the issuance of Shares upon settlement of the Share Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or Dividend Units; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Share Units to reduce or eliminate your liability for such Tax-Related Items or to achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, you acknowledge that Teradata and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to Teradata or the Employer, to satisfy all Tax-Related Items. In this regard, you authorize Teradata and/or the Employer, or their respective agents, at their discretion and pursuant to such procedures as Teradata may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a) withholding from any wages or other cash compensation paid to you by Teradata and/or the Employer;

(b) withholding otherwise deliverable Shares to be issued upon vesting/settlement of the Share Units; or

(c) withholding from the proceeds of the sale of Shares acquired upon vesting/settlement of the Share Units either through a voluntary sale or through a mandatory sale arranged by Teradata (on your behalf pursuant to this authorization).

To avoid negative accounting treatment, Teradata may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you shall be deemed to have been issued the full number of Shares subject to the Vested Share Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan. You shall pay to Teradata and/or the Employer any amount of Tax-Related Items that Teradata and/or the Employer may be required to withhold as a result of your participation in the Plan that cannot be satisfied by the means previously described. Teradata may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this Section 7.

8. You understand and agree that any cross-border cash remittance made in relation to this Award, including the transfer of proceeds received upon the sale of Shares, must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide to such financial institution or agency certain information regarding the transaction. Moreover, you understand and agree that Teradata is neither responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by Teradata or the Employer in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of this Award (or the calculation of income or any Tax-Related Items thereunder) nor liable for any decrease in the value of Shares or this Award. In addition, the ownership of Shares or assets and holding of bank or brokerage account abroad may subject you to reporting requirements imposed by tax, banking, and/or other authorities in your country, and you understand and agree that you solely are responsible for complying with such requirements.

9. The Share Units will be forfeited if your employment is terminated by Teradata for Cause or if the Committee determines that you engaged in misconduct in connection with your employment with Teradata. Further, if your employment is terminated by Teradata for Cause, then, to the extent demanded by the Committee in its sole discretion and permitted by applicable law, you shall (a) return to Teradata all Shares that you have not disposed of that have been acquired pursuant to this Agreement, and (b) with respect to any Shares acquired pursuant to this Agreement that you have disposed of, pay to Teradata in cash the Fair Market Value of such Shares on the date acquired.

10. In exchange for the Share Units, you agree that during your employment with Teradata and, to the extent applicable by law, for a period of 12 months after the termination of employment (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of Teradata: (a) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Section 10 below) to the extent such services or employment involves the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers and upon which you worked or in which you participated during the last two (2) years of your Teradata employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata to terminate his or her employment with or otherwise cease his or her relationship with Teradata; or (c) solicit the business of any firm or company with which you worked during the preceding two (2) years while employed by Teradata, including customers of Teradata. If you breach the terms of this Section 10, you agree that in addition to any liability you may have for damages arising from such breach, any unvested Share Units will be immediately forfeited, and, to the extent permitted by applicable law, you agree to pay to Teradata or the Employer, as directed, the Fair Market Value of any Share Units that Vested or cash paid to you in lieu of such Share Units during the 12 months prior to the date of your termination of employment. Such Fair Market Value shall be determined as of your Vesting Date. You understand and agree that Teradata has the right to satisfy your obligation to refund the Fair Market Value of any Share Units that Vested or cash paid in lieu of such Share Units by any method or combination of methods described in Section 7.

As used in this Section 10, “Competing Organization” means an organization identified as a Competing Organization by the Chief Executive Officer of Teradata for the year in which your employment with Teradata terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by Teradata to its customers. The list of Competing Organizations identified by the Chief Executive Officer is maintained by the Teradata Law Department.

11. In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by Teradata, it is discretionary in nature and it may be modified, suspended or terminated by Teradata at any time; (b) the grant of the Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Share Units, or benefits in lieu of Share Units, even if Share Units have been granted repeatedly in the past; (c) all decisions with respect to future Share Unit grants, if any, will be at the sole discretion of Teradata; (d) your participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate your employment relationship at any time; (e) your participation in the Plan is voluntary; (f) the Share Unit grant and the Shares subject to the Share Units are not intended to replace any pension rights or compensation; (g) the Share Unit grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Teradata and which is outside the scope of your employment contract, if any; (h) the Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way, to past services for Teradata; (i) the Share Unit grant and your participation in the Plan will not be interpreted to form an employment contract or relationship with Teradata; (j) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (k) in consideration of the grant of the Share Unit, no claim or entitlement to compensation or damages shall arise from forfeiture of the Share Unit resulting from termination of your employment by Teradata (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Teradata from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Award, you shall be deemed irrevocably to have waived your entitlement to pursue such claim; (l) in the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive Share Units and vest in Share Units under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include any period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Share Unit grant; (m) Teradata is not providing any tax, legal or financial advice, nor is Teradata making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares; and (n) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Share Unit grant materials by and among, as applicable, the Employer and Teradata for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Teradata and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in Teradata, details of all Share Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to any third parties assisting Teradata with the implementation, administration and management of the Plan. You understand the recipients of the Data may be located in your country, in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize Teradata and the recipients which may assist Teradata (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13. You understand and agree that you must at all times for understanding and following Teradata’s policies with respect to insider trading, as well as any insider restrictions imposed by local law.

14. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid, in whole or in part, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law.

15. The terms of this award of Share Units as evidenced by this Agreement may be amended by the Teradata Board of Directors or the Committee.

16. The number of Share Units and the number and kind of Shares covered by this Agreement shall be subject to adjustment as provided in Section 14 of the Plan.

17. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.

18. You shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Share Units until such shares of common stock have been delivered to you in accordance with Section 3 of this Agreement. The obligations of Teradata under this Agreement will be merely that of an unfunded and unsecured promise of Teradata to deliver Shares in the future following Vesting of the Share Units, and your rights will be no greater than those of an unsecured general creditor. No assets of Teradata will be held or set aside as security for the obligations of Teradata under this Agreement.

19. The Share Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, U.S.A. without reference to principles of conflicts of law, as provided in the Plan.

For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Ohio and agree that such litigation shall be conducted only in the courts of Montgomery County, Ohio or the federal courts for the United States for the Southern District of Ohio, and no other courts, where this grant of Share Units is made and/or to be performed.

20. Teradata may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Teradata or a third party designated by Teradata.

21. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

22. Notwithstanding any provision herein, your participation in the Plan shall be subject to any special terms and conditions as set forth in any appendix for your country (the “Appendix”). Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Teradata determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

23. By accepting any benefit under this Agreement, you and each person claiming under or through you shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of this Agreement and the Plan and any action taken under this Agreement or the Plan by the Committee, the Board or Teradata, in any case in accordance with the terms and conditions of this Agreement.

24. Teradata reserves the right to impose other requirements on your participation in the Plan, on the Share Units and any Shares acquired under the Plan, to the extent Teradata determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX

Form of Restricted Share Unit Agreement

For Non-U.S. Employees

Under the Teradata 2012 Stock Incentive Plan

This Appendix includes additional terms and conditions that govern the Share Units granted to you under the Plan if you reside outside the U.S. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

This Appendix may also include information you should be aware of with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect as of April 2012; however, such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that your Share Units vest or you sell Shares acquired under the Plan. In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional legal and tax advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you.

Securities Law Notice: Neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. This Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S. The issuance of securities described in any Plan-related documents is not intended for offering or public circulation in your jurisdiction.